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                            FORT BEND HOLDING CORP.

                                                                      EXHIBIT 99


                    FOR IMMEDIATE RELEASE:  AUGUST 22, 1997


                FORT BEND HOLDING CORP. DECLARES 2-FOR-1 SPLIT
                 IN THE FORM OF A 100% PERCENT STOCK DIVIDEND

Rosenberg, Texas, August 22, 1997

(Nasdaq NMS:FBHC) - Lane Ward, Vice Chairman, President and Chief Executive Officer of Fort Bend Holding Corp., Rosenberg, Texas, announced today that Fort Bend Holding Corp. has declared a 2-for-1 stock split in the form of a 100% stock dividend payable on or about October 1, 1997, to shareholders of record on September 11, 1997. Under the terms of this stock split, in the form of a stock dividend, Fort Bend Holding Corp.'s shareholders will receive a dividend of 1 share for every 1 share held on the record date. The dividend will be paid in authorized but unissued shares of common stock of the Company.

The par value of Fort Bend Holding Corp.'s stock will not be affected by the split and will remain at $.01 per share. The Company anticipates that the outstanding shares of stock after the split will be increased from approximately 828,000 to approximately 1,656,000.

Mr. Ward stated that "the Board of Directors has declared this stock split to reduce its price per share in order to increase its market liquidity for the purpose of enhancing the securities' appeal to both private and institutional investors."

Fort Bend Holding Corp. serves Fort Bend, Harris, Wharton, Waller and Montgomery Counties in Southeast Texas through its subsidiary, Fort Bend Federal Savings and Loan ("FBF") headquartered in Fort Bend County and FBF's subsidiary Mitchell Mortgage Company, L.L.C. located in The Woodlands. Fort Bend Federal's market area is located in the largest metropolitan area of Texas and the eighth largest in the United States. The Corporation's stock is traded on the Nasdaq National Market under the symbol "FBHC".
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                        For more information, contact:
         Lane Ward, Vice Chairman, President and CEO at (281) 342-5571